Exhibit 99.1

Mentor Graphics Reports Fiscal Fourth Quarter Results

WILSONVILLE, Ore.--(BUSINESS WIRE)--March 3, 2016--Mentor Graphics Corporation (NASDAQ: MENT) today announced financial results for the company’s fiscal fourth quarter ended January 31, 2016. The company reported revenues of $337.3 million, non-GAAP earnings per share of $0.63, and GAAP earnings per share of $0.51. For the full fiscal year, revenues were $1.181 billion, non-GAAP earnings per share were $1.55 and GAAP earnings per share were $0.81.

“Mentor achieved revised fourth quarter and full year revenue guidance and exceeded earnings per share guidance,” said Walden C. Rhines, chairman and CEO of Mentor Graphics. “Fiscal 2016 was our most challenging year since the financial crisis of 2009. Although the semiconductor industry is going through a period of weakness that impacts the EDA industry, Mentor is benefiting from its leading position in design of electronics for the automotive and aerospace industries. Bookings in the automotive part of Mentor’s business grew 20% in the fourth quarter, continuing the 20% compound growth rate of the past five years.”

During the quarter the company announced the embedded industry’s first end-to-end internet of things (IoT) solution that includes customizable gateway hardware and software, cloud services, and edge devices. Mentor’s Veloce® Power application, introduced earlier in the year, was named by EDN Magazine one of the year’s “100 Hot Products”. The company also introduced new versions of three products: the market-leading FloTHERM® and general-purpose FloEFD™ software for computational fluid dynamics, and the Valor® Process Preparation software for electronics manufacturing.

The company made several announcements in the transportation space. A trio of new Capital Systems™ tools enable cost and weight optimization in the automotive and aerospace markets. The Mentor Automotive A2B Analyzer™ is the industry’s first third-party development platform supporting the Analog Devices, Inc. Automotive Audio Bus A2B technology. The combination reduces development time, cost and complexity of in-vehicle audio networks. In other automotive news, electrical systems for all new General Motors vehicle platforms are now being designed using Capital® tools, with design data for existing vehicle platforms also being converted to Capital software.

“Through rigorous attention to expenses we reduced fourth quarter operating costs by $20 million and exceeded non-GAAP earnings per share by $0.16 compared to guidance,” said Gregory K. Hinckley, president of Mentor Graphics. “Full-year non-GAAP operating margins exceeded 20% and cash flow from operations increased 65% to a record of nearly $230 million. Since reporting third quarter results Mentor has repurchased over 12 million shares and reduced our shares outstanding by approximately 10%.”

Outlook

For the first quarter of fiscal 2017, the company expects revenues of about $220 million, a non-GAAP earnings per share of break-even and a GAAP loss per share of approximately $0.12. For the full year fiscal 2017, the company expects revenues of about $1.215 billion, non-GAAP earnings per share of about $1.68, and GAAP earnings per share of approximately $1.22. Cash flow from operations in fiscal 2017 is expected to be approximately $200 million.

Dividend

The company announced a quarterly dividend of $0.055 per share. The dividend is payable on March 31, 2016 to shareholders of record at the close of business on March 10, 2016.

Fiscal Year Definition

Mentor Graphics Corporation’s fiscal year runs from February 1 to January 31. The fiscal year is dated by the calendar year in which the fiscal year ends. As a result, the first three fiscal quarters of any fiscal year will be dated with the next calendar year, rather than the current calendar year.

Discussion of Non-GAAP Financial Measures

Mentor Graphics’ management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted gross profit, operating income, operating margin, net income, and earnings per share which we refer to as non-GAAP gross profit, operating income, operating margin, net income, and earnings per share, respectively. These non-GAAP measures are derived from the revenues of our product, maintenance, and services business operations and the costs directly related to the generation of those revenues, such as cost of revenue, research and development, marketing and sales, and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. These non-GAAP measures exclude amortization of intangible assets, special charges, equity plan-related compensation expenses, interest expense associated with the amortization of original issuance debt discount on convertible debt, the equity in earnings or losses of unconsolidated entities (except Frontline PCB Solutions Limited Partnership (Frontline)), and the impact on basic and diluted earnings per share of changes in the calculated redemption value of noncontrolling interests, which management does not consider reflective of our core operating business.

Management excludes from our non-GAAP measures certain recurring items to facilitate its review of the comparability of our core operating performance on a period-to-period basis because such items are not related to our ongoing core operating performance as viewed by management. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Management uses this view of our operating performance for purposes of comparison with our business plan and individual operating budgets and allocation of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically, management adjusts for the excluded items for the following reasons:

  Identified intangible assets consist primarily of purchased technology, backlog, trade names, and customer relationships. Amortization charges for our intangible assets can vary in frequency and amount due to the timing and magnitude of acquisition transactions. We consider our operating results without these charges when evaluating our core performance due to the variability. Generally, the most significant impact to inter-period comparability of our net income is in the first twelve months following an acquisition.
  Special charges may include expenses related to employee severance, certain litigation costs, acquisitions, excess facility costs, and other asset related charges. Special charges are incurred based on particular facts and circumstances and can vary in size and frequency. Restructuring costs included in special charges include costs incurred for employee terminations, including severance and benefits, driven by modification of business strategy or business emphasis. Litigation costs classified as special charges consist of professional service fees related to patent litigation involving us, EVE S.A., and Synopsys, Inc. These costs are included in special charges because of their unusual nature due to the significance in variability of timing and amount. Special charges are not ordinarily included in our annual operating plan and related budget due to unpredictability, driven in part by rapidly changing technology and the competitive environment in our industry. We therefore exclude them when evaluating our managers’ performance internally.
  Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options and restricted stock units, and purchases made as a result of our employee stock purchase plans. We do not consider equity plan-related compensation expense in evaluating our managers’ performance internally or our core operations in any given period.
  Interest expense attributable to amortization of the original issuance debt discount on convertible debt is excluded. Management does not consider this charge as a part of our core operating performance. We do not consider the amortization of the original issuance debt discount on convertible debt to be a direct cost of operations.
  Equity in earnings or losses of unconsolidated entities represents our equity in the net income (loss) of common stock investments accounted for under the equity method. The carrying amounts of our investments are adjusted for our share of earnings or losses of the investee. We report our equity in the earnings or losses of investments in other income (expense), net (with the exception of our investment in Frontline as discussed below). The amounts are excluded from our non-GAAP results as we do not control the results of operations for the investments and we do not participate in regular and periodic operating activities; therefore, management does not consider these investments as a part of our core operating performance.
  The Company maintains a 50% interest in Frontline, a joint venture. We report our equity in the earnings or losses of Frontline within operating income. Although we do not exert control, we actively participate in regular and periodic activities such as budgeting, business planning, marketing and direction of research and development projects. Accordingly, we do not exclude our share of Frontline’s earnings or losses from our non-GAAP results as management considers the joint venture to be core to our operating performance.
  Income tax expense is adjusted by the amount of additional tax expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, utilizing a normalized effective tax rate. Our GAAP tax rate for the year ended January 31, 2016 is 20.8%. Our normalized non-GAAP effective tax rate for the year ended January 31, 2016 is 19%. The normalized non-GAAP effective tax rate considers our global tax posture, including the weighted average tax rates applicable in the various jurisdictions in which we operate; eliminates the effects of non-recurring and period specific items which are often attributable to acquisition decisions and can vary in size and frequency; and considers our U.S. tax loss carryforwards and tax credits that were not previously recorded as a benefit in our financial statements. Our non-GAAP effective tax rate is subject to change over time for various reasons, including changes in geographic business mix, statutory tax rates, foreign re-investment expectations, and availability of U.S. tax loss carryforwards and tax credits that were not previously recorded as a benefit. Our normalized effective non-GAAP tax rate for the year ended January 31, 2017 is expected to be 19% which is consistent with the year ended January 31, 2016.
  Our agreement with the former owners of noncontrolling interests in one of our subsidiaries gave them a right to require us to purchase their interests for a price based on a formula defined in the agreement. Under GAAP, increases (or decreases to the extent they offset previous increases) in the calculated redemption value of the noncontrolling interests are recorded directly to retained earnings and therefore do not affect net income. However, as required by GAAP, these amounts are applied to increase or decrease the numerator in the calculation of basic and diluted earnings per share. In September 2015 we acquired the remaining noncontrolling interest in the subsidiary. The amount for the twelve months ended January 31, 2016 reflects the final adjustment of redemption value to the actual price we paid. Management does not consider fluctuations in the calculated redemption value of noncontrolling interests to be relevant to our core operating performance.

In certain instances our GAAP results of operations may not be profitable when our corresponding non-GAAP results are profitable or vice versa. The number of shares on which our non-GAAP earnings per share is calculated may therefore differ from the GAAP presentation due to the anti-dilutive effect of stock options, restricted stock units, employee stock purchase plan shares, and convertible debt in a loss situation.

Non-GAAP gross profit, operating income, operating margin, net income, and earnings per share are supplemental measures of our performance that are not presented in accordance with GAAP. Moreover, they should not be considered as an alternative to any performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. We present non-GAAP gross profit, operating income, operating margin, net income, and earnings per share because we consider them to be important supplemental measures of our operating performance and profitability trends, and because we believe they give investors useful information on period-to-period performance as evaluated by management. Non-GAAP net income also facilitates comparison with other companies in our industry, which use similar financial measures to supplement their GAAP results. Non-GAAP net income has limitations as an analytical tool, and therefore should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In the future, we expect to continue to incur expenses similar to the non-GAAP adjustments described above and exclusion of these items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring. Some of the limitations in relying on non-GAAP net income are:

  Amortization of intangible assets represents the loss in value as the technology in our industry evolves, is advanced, or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.
  We regularly evaluate our business to determine whether any operations should be eliminated or curtailed. Additionally, as part of our ongoing business, we engage in acquisition and assimilation activities and patent litigation. We therefore will continue to experience special charges on a regular basis. These costs also directly impact our available funds.
  Our stock incentive and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results.
  Our income tax expense will be ultimately based on our GAAP taxable income and actual tax rates in effect, which often differ significantly from the rate assumed in our non-GAAP presentation. In addition, if we have a GAAP loss and non-GAAP net income, our non-GAAP results will not reflect any projected GAAP tax benefits.
  Other companies, including other companies in our industry, calculate non-GAAP net income differently than we do, limiting its usefulness as a comparative measure.

About Mentor Graphics

Mentor Graphics Corporation is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world’s most successful electronic, semiconductor and systems companies. Established in 1981, the company reported revenues in the last fiscal year of approximately $1.18 billion. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. World Wide Web site: http://www.mentor.com/.

(Mentor Graphics, Mentor, Veloce, FloTHERM, Valor and Capital are registered trademarks and FloEFD, A2B Analyzer and Capital Systems are trademarks of Mentor Graphics Corporation. All other company and/or product names are the trademarks and/or registered trademarks of their respective owners.)

Statements in this press release regarding the company’s guidance for future periods constitute “forward-looking” statements based on current expectations within the meaning of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company or industry results to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: (i) continued economic weakness in the European Union, China, Japan or other countries, and the potential adverse impact of such weakness on the company’s customers in the semiconductor and electronics industries; (ii) the company’s ability to successfully update existing hardware and software products and offer new products and services that compete in the highly competitive EDA industry, including the risk of obsolescence for our hardware products; (iii) effects of customer mergers or divestitures, customer seasonal purchasing patterns and the timing of significant orders which may negatively or positively impact the company’s quarterly results of operations; (iv) effects of the volatility of foreign currency fluctuations on the company’s business and operating results; (v) product bundling or discounting of products and services by competitors, which could force the company to lower its prices or offer other more favorable terms to customers; (vi) changes in accounting or reporting rules or interpretations, including new rules affecting revenue recognition; (vii) the impact of audits by taxing authorities, or changes in applicable tax laws, regulations or enforcement practices; (viii) effects of unanticipated shifts in product mix on gross margin; and (ix) litigation; all as may be discussed in more detail under the heading “Risk Factors” in the company’s most recent Form 10-K or Form 10-Q. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. In addition, statements regarding guidance do not reflect potential impacts of mergers or acquisitions that have not been announced or closed as of the time the statements are made. Mentor Graphics disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements to reflect future events or developments.

MENTOR GRAPHICS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share data)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2016	2015	2016	2015
Revenues:
System and software	$213,790	$323,327	$700,621	$799,151
Service and support	123,477	115,739	480,367	444,982
Total revenues	337,267	439,066	1,180,988	1,244,133
Cost of revenues: (1)
System and software	11,898	14,834	48,330	69,811
Service and support	33,750	33,719	134,025	127,403
Amortization of purchased technology	1,807	1,847	7,303	7,099
Total cost of revenues	47,455	50,400	189,658	204,313
Gross profit	289,812	388,666	991,330	1,039,820
Operating expenses:
Research and development (2)	103,203	112,863	381,440	381,125
Marketing and selling (3)	88,487	108,874	351,344	365,688
General and administration (4)	17,555	22,187	73,853	79,193
Equity in earnings of Frontline (5)	(1,873)	(1,028)	(5,849)	(5,653)
Amortization of intangible assets (6)	1,899	2,157	8,716	8,166
Special charges (7)	1,087	4,081	45,081	23,490
Total operating expenses	210,358	249,134	854,585	852,009
Operating income:	79,454	139,532	136,745	187,811
Other income (expense), net (8)	763	(34)	1,612	(777)
Interest expense (9)	(5,047)	(4,950)	(19,428)	(19,276)
Income before income tax	75,170	134,548	118,929	167,758
Income tax expense (10)	14,990	20,674	24,753	22,581
Net income	60,180	113,874	94,176	145,177
Less: Loss attributable to noncontrolling interest (11)	(91)	(614)	(2,101)	(1,962)
Net income attributable to Mentor Graphics shareholders	$60,271	$114,488	$96,277	$147,139
Net income per share attributable to Mentor Graphics
shareholders:
Basic[a]	$0.52	$0.98	$0.83	$1.28
Diluted[a]	$0.51	$0.96	$0.81	$1.26
Weighted average number of shares outstanding:
Basic	116,442	115,338	116,701	114,635
Diluted	118,066	117,466	119,263	117,078

[a]We have increased (decreased) the numerator of our basic and diluted earnings per share calculation for the adjustment of the noncontrolling interest with redemption feature to its calculated redemption value, recorded directly to retained earnings, as follows:

	$-	$(1,174)	$258	$121

Refer to following page for a description of footnotes.

MENTOR GRAPHICS CORPORATION
FOOTNOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands)

Listed below are the items included in net income that management excludes in computing the non-GAAP financial measures referred to in the text of this press release. Items are further described under "Discussion of Non-GAAP Financial Measures."

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2016	2015	2016	2015
(1) Cost of revenues:
Equity plan-related compensation	$626	$617	$2,607	$2,304
Amortization of purchased technology	1,807	1,847	7,303	7,099
	$2,433	$2,464	$9,910	$9,403

(2) Research and development:
Equity plan-related compensation	$3,994	$3,824	$16,207	$14,027

(3) Marketing and selling:
Equity plan-related compensation	$2,309	$2,411	$9,623	$9,103

(4) General and administration:
Equity plan-related compensation	$2,679	$2,564	$12,060	$10,373

(5) Equity in earnings of Frontline:
Amortization of other identified intangible assets	$-	$-	$-	$116

(6) Amortization of intangible assets:
Amortization of other identified intangible assets	$1,899	$2,157	$8,716	$8,166

(7) Special charges:
Rebalance, restructuring, certain litigation, and other costs	$1,087	$4,081	$45,081	$23,490

(8) Other income (expense), net:
Net income (loss) of unconsolidated entities	$(39)	$38	$(6)	$184

(9) Interest expense:
Amortization of original issuance debt discount	$1,693	$1,576	$6,593	$6,139

(10) Income tax expense:
Non-GAAP income tax effects	$(2,343)	$(5,449)	$(18,399)	$(19,708)

(11) Loss attributable to noncontrolling interest:
Amortization of intangible assets, equity-plan related compensation, and income tax effects	$-	$(198)	$(638)	$(820)

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTMENTS
(In thousands, except earnings per share data)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2016	2015	2016	2015
GAAP net income attributable to Mentor Graphics shareholders	$60,271	$114,488	$96,277	$147,139
Non-GAAP adjustments:
Equity plan-related compensation: (1)
Cost of revenues	626	617	2,607	2,304
Research and development	3,994	3,824	16,207	14,027
Marketing and selling	2,309	2,411	9,623	9,103
General and administration	2,679	2,564	12,060	10,373
Acquisition - related items:
Amortization of purchased assets
Cost of revenues (2)	1,807	1,847	7,303	7,099
Amortization of intangible assets (3)	1,899	2,157	8,716	8,282
Special charges (4)	1,087	4,081	45,081	23,490
Other income (expense), net (5)	(39)	38	(6)	184
Interest expense (6)	1,693	1,576	6,593	6,139
Non-GAAP income tax effects (7)	(2,343)	(5,449)	(18,399)	(19,708)
Noncontrolling interest (8)	-	(198)	(638)	(820)
Total of non-GAAP adjustments	13,712	13,468	89,147	60,473
Non-GAAP net income attributable to Mentor Graphics shareholders	$73,983	$127,956	$185,424	$207,612

GAAP weighted average shares (diluted)	118,066	117,466	119,263	117,078
Non-GAAP adjustment	-	-	2,046	-
Non-GAAP weighted average shares (diluted)	118,066	117,466	121,309	117,078

Net income per share attributable to Mentor Graphics shareholders:
GAAP (diluted)	$0.51	$0.96	$0.81	$1.26
Noncontrolling interest adjustment (9)	-	0.01	-	-
Convertible debt adjustment (10)	-	-	0.01	-
Non-GAAP adjustments detailed above	0.12	0.12	0.73	0.51
Non-GAAP (diluted)	$0.63	$1.09	$1.55	$1.77

(1)	Equity plan-related compensation expense is the fair value of all share-based payments to employees for stock options and restricted stock units, and purchases made as a result of the employee stock purchase plans.
(2)	Amount represents amortization of purchased technology resulting from acquisitions. Purchased technology is generally amortized over two to five years.
(3)	Other identified intangible assets are generally amortized to operating expense over two to five years. Other identified intangible assets include trade names, customer relationships, and backlog resulting from acquisition transactions. The amount presented for the twelve months ended January 31, 2015 also includes $116 of amortization of other identified intangible assets for Frontline, which were fully amortized in the first quarter of fiscal 2015.
(4)	Three months ended January 31, 2016: Special charges consist of (i) $(692) of costs incurred for employee rebalances which include severance benefits and notice pay, (ii) $477 for EVE litigation costs, and (iii) $1,302 in other adjustments.
Three months ended January 31, 2015: Special charges consist of (i) $3,215 for EVE litigation costs, (ii) $458 of costs incurred for employee rebalances which include severance benefits and notice pay, and (iii) $408 in other adjustments.
Twelve months ended January 31, 2016: Special charges consist of (i) $25,232 for severance costs incurred for the voluntary early retirement program, (ii) $13,496 of costs incurred for employee rebalances which include severance benefits and notice pay, (iii) $4,118 for EVE litigation costs, and (iv) $2,235 in other adjustments.
Twelve months ended January 31, 2015: Special charges consist of (i) $18,408 for EVE litigation costs, (ii) $3,535 of costs incurred for employee rebalances which include severance benefits and notice pay, and (iii) $1,547 in other adjustments.
(5)	Amount represents (income) loss on an investment accounted for under the equity method of accounting.
(6)	Amount represents the amortization of original issuance debt discount.
(7)	Non-GAAP income tax expense adjustment reflects the application of our assumed normalized effective 19% tax rate, instead of our GAAP tax rate, to our non-GAAP pre-tax income for the three and twelve months ended January 31, 2016 and a 17% tax rate for the three and twelve months ended January 31, 2015.
(8)	Adjustment for the impact of amortization of intangible assets, equity plan-related compensation, and income tax expense on noncontrolling interest.
(9)	Non-GAAP EPS excludes from the numerator of our earnings per share calculation the adjustment of the noncontrolling interest to the calculated redemption value, recorded directly to retained earnings.
(10)	We have increased the numerator of our diluted earnings per share calculation by $2,074 for the twelve months ended January 31, 2016 for the dilutive effect of our convertible debt. Corresponding dilutive shares of 2,046 for the twelve months ended January 31, 2016 are presented in the reconciliation above.

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES
(In thousands, except percentages)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2016	2015	2016	2015
GAAP gross profit	$289,812	$388,666	$991,330	$1,039,820
Reconciling items to non-GAAP gross profit:
Equity plan-related compensation	626	617	2,607	2,304
Amortization of purchased technology	1,807	1,847	7,303	7,099
Non-GAAP gross profit	$292,245	$391,130	$1,001,240	$1,049,223

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2016	2015	2016	2015
GAAP gross profit as a percent of total revenues	85.9%	88.5%	83.9%	83.6%
Non-GAAP adjustments detailed above	0.8%	0.6%	0.9%	0.7%
Non-GAAP gross profit as a percent of total revenues	86.7%	89.1%	84.8%	84.3%

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2016	2015	2016	2015
GAAP operating expenses	$210,358	$249,134	$854,585	$852,009
Reconciling items to non-GAAP operating expenses:
Equity plan-related compensation	(8,982)	(8,799)	(37,890)	(33,503)
Amortization of other identified intangible assets	(1,899)	(2,157)	(8,716)	(8,282)
Special charges	(1,087)	(4,081)	(45,081)	(23,490)
Non-GAAP operating expenses	$198,390	$234,097	$762,898	$786,734

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2016	2015	2016	2015
GAAP operating income	$79,454	$139,532	$136,745	$187,811
Reconciling items to non-GAAP operating income:
Equity plan-related compensation	9,608	9,416	40,497	35,807
Amortization of purchased technology	1,807	1,847	7,303	7,099
Amortization of other identified intangible assets	1,899	2,157	8,716	8,282
Special charges	1,087	4,081	45,081	23,490
Non-GAAP operating income	$93,855	$157,033	$238,342	$262,489

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2016	2015	2016	2015
GAAP operating income as a percent of total revenues	23.6%	31.8%	11.6%	15.1%
Non-GAAP adjustments detailed above	4.2%	4.0%	8.6%	6.0%
Non-GAAP operating income as a percent of total revenues	27.8%	35.8%	20.2%	21.1%

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2016	2015	2016	2015
GAAP other income (expense), net and interest expense	$(4,284)	$(4,984)	$(17,816)	$(20,053)
Reconciling items to non-GAAP other income (expense), net and interest expense:
Equity in earnings of unconsolidated entities	(39)	38	(6)	184
Amortization of original issuance debt discount	1,693	1,576	6,593	6,139
Non-GAAP other income (expense), net and interest expense	$(2,630)	$(3,370)	$(11,229)	$(13,730)

MENTOR GRAPHICS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 31,	January 31,
	2016	2015

Assets
Current assets:
Cash and cash equivalents	$334,826	$230,281
Trade accounts receivable, net	176,021	208,996
Term receivables, short-term	317,188	337,626
Prepaid expenses and other	70,432	64,901
Deferred income taxes	-	23,490

Total current assets	898,467	865,294
Property, plant, and equipment, net	182,092	170,737
Term receivables, long-term	268,657	301,862
Goodwill and intangible assets, net	644,288	645,506
Other assets	70,860	62,609

Total assets	$2,064,364	$2,046,008

Liabilities and Stockholders' Equity
Current liabilities:
Short-term borrowings	$33,449	$7,228
Accounts payable	16,740	12,687
Income taxes payable	3,966	5,994
Accrued payroll and related liabilities	73,371	108,553
Accrued and other liabilities	37,059	47,728
Deferred revenue	258,725	259,340

Total current liabilities	423,310	441,530
Long-term notes payable	240,076	227,386
Deferred revenue, long-term	18,303	21,251
Other long-term liabilities	62,246	69,615
Total liabilities	743,935	759,782

Noncontrolling interest with redemption feature	-	13,372

Stockholders' equity:
Common stock	818,683	832,612
Retained earnings	522,846	451,901
Accumulated other comprehensive loss	(21,100)	(11,887)
Noncontrolling interest	-	228
Total stockholders' equity	1,320,429	1,272,854

Total liabilities and stockholders' equity	$2,064,364	$2,046,008

MENTOR GRAPHICS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS AND SUPPLEMENTAL INFORMATION
(In thousands, except days sales outstanding)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2016	2015	2016	2015
Operating activities
Net income	$60,180	$113,874	$94,176	$145,177
Depreciation and amortization	15,497	14,782	61,422	58,046
Other adjustments to reconcile:
Operating cash	15,621	17,991	43,597	46,540
Changes in working capital	17,452	(65,517)	29,401	(111,555)

Net cash provided by operating activities	108,750	81,130	228,596	138,208

Investing activities
Net cash used in investing activities	(14,999)	(32,490)	(52,968)	(128,838)

Financing activities
Net cash (used in) provided by financing activities	(37,757)	11,133	(69,907)	(69,054)

Effect of exchange rate changes on cash and cash equivalents	(169)	(2,100)	(1,176)	(3,357)

Net change in cash and cash equivalents	55,825	57,673	104,545	(63,041)
Cash and cash equivalents at beginning of period	279,001	172,608	230,281	293,322

Cash and cash equivalents at end of period	$334,826	$230,281	$334,826	$230,281

Other data:
Capital expenditures, net	$14,999	$26,494	$41,268	$48,366
Days sales outstanding	132	112

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP
EARNINGS PER SHARE

The following table reconciles management's estimates of the specific items excluded from GAAP in the calculation of estimated non-GAAP net income per share for Q1'17 and fiscal year 2017.

	Estimated	Estimated
	Q1'17	FY'17
Diluted GAAP net income (loss) per share	$(0.12)	$1.22
Non-GAAP adjustments:
Amortization of purchased technology (1)	0.02	0.06
Amortization of other identified intangible assets (2)	0.01	0.05
Equity plan-related compensation (3)	0.09	0.38
Other income (expense), net and interest expense (4)	0.02	0.06
Non-GAAP income tax effects (5)	(0.02)	(0.09)

Diluted non-GAAP net income per share	$-	$1.68

(1)	Excludes amortization of purchased technology resulting from acquisitions. Purchased technology is generally amortized over two to five years.
(2)	Excludes amortization of other identified intangible assets including trade names, customer relationships, and backlog resulting from acquisition transactions. Other identified intangible assets are generally amortized over two to five years.
(3)	Excludes equity plan-related compensation expense for the fair value of all share-based payments to employees for stock options and restricted stock units, and purchases made as a result of the employee stock purchase plans.
(4)	Excludes amortization of original issuance debt discount, and income (loss) from an investment accounted for under the equity method of accounting.
(5)	Non-GAAP income tax expense adjustment reflects the application of our assumed normalized effective 19% tax rate, instead of our GAAP tax rate, to our non-GAAP pre-tax income.

MENTOR GRAPHICS CORPORATION
UNAUDITED SUPPLEMENTAL BOOKINGS AND REVENUE INFORMATION
(Rounded to nearest 5%)

	2016					2015					2014
Product Category Bookings (a)	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
IC DESIGN TO SILICON	30%	40%	40%	50%	45%	20%	25%	45%	55%	45%	60%	35%	40%	30%	40%
SCALABLE VERIFICATION	25%	30%	15%	15%	20%	25%	25%	20%	20%	20%	15%	45%	25%	30%	30%
INTEGRATED SYSTEMS DESIGN	15%	15%	20%	15%	15%	30%	25%	15%	10%	15%	10%	10%	20%	30%	20%
NEW & EMERGING MARKETS	10%	5%	10%	10%	10%	10%	15%	10%	5%	10%	5%	5%	5%	5%	5%
SERVICES / OTHER	20%	10%	15%	10%	10%	15%	10%	10%	10%	10%	10%	5%	10%	5%	5%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	2016					2015					2014
Product Category Revenue (b)	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
IC DESIGN TO SILICON	35%	40%	40%	50%	40%	25%	30%	35%	55%	40%	35%	50%	35%	35%	40%
SCALABLE VERIFICATION	30%	25%	25%	15%	25%	35%	25%	20%	20%	25%	20%	20%	25%	30%	25%
INTEGRATED SYSTEMS DESIGN	20%	20%	20%	20%	20%	25%	25%	25%	15%	20%	30%	20%	25%	25%	20%
NEW & EMERGING MARKETS	5%	5%	5%	5%	5%	5%	10%	10%	5%	5%	5%	5%	5%	5%	5%
SERVICES / OTHER	10%	10%	10%	10%	10%	10%	10%	10%	5%	10%	10%	5%	10%	5%	10%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	2016					2015					2014
Bookings by Geography	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
North America	35%	35%	45%	40%	40%	50%	40%	50%	40%	45%	35%	55%	60%	40%	50%
Europe	25%	30%	20%	20%	25%	15%	25%	15%	15%	15%	10%	15%	15%	30%	20%
Japan	15%	5%	10%	5%	5%	15%	5%	10%	5%	5%	10%	5%	5%	10%	5%
Pac Rim	25%	30%	25%	35%	30%	20%	30%	25%	40%	35%	45%	25%	20%	20%	25%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	2016					2015					2014
Revenue by Geography	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
North America	50%	40%	40%	40%	45%	50%	45%	50%	40%	45%	45%	40%	50%	45%	45%
Europe	15%	25%	25%	20%	20%	25%	20%	20%	15%	20%	20%	20%	20%	20%	20%
Japan	10%	5%	10%	5%	5%	10%	10%	10%	5%	5%	10%	5%	10%	15%	10%
Pac Rim	25%	30%	25%	35%	30%	15%	25%	20%	40%	30%	25%	35%	20%	20%	25%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	2016					2015					2014
Bookings by Business Model (c)	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
Perpetual	20%	15%	15%	10%	15%	35%	20%	15%	10%	15%	15%	50%	20%	10%	25%
Term Ratable	10%	10%	10%	10%	10%	20%	10%	5%	5%	10%	10%	5%	5%	5%	5%
Term Up Front	70%	75%	75%	80%	75%	45%	70%	80%	85%	75%	75%	45%	75%	85%	70%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	2016					2015					2014
Revenue by Business Model (c)	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
Perpetual	15%	15%	10%	15%	15%	35%	30%	15%	10%	20%	20%	25%	20%	20%	20%
Term Ratable	10%	10%	10%	5%	10%	10%	10%	10%	5%	5%	10%	10%	5%	5%	10%
Term Up Front	75%	75%	80%	80%	75%	55%	60%	75%	85%	75%	70%	65%	75%	75%	70%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

(a) Product Category Bookings excludes support bookings for all sub-flow categories.
(b) Product Category Revenue includes support revenue for each sub-flow category as appropriate.
(c) Bookings and Revenue by Business Model are System and Software only (excludes finance fee).

CONTACT:
Mentor Graphics Corporation
Vice President, Investor Relations and Corporate Development
Joe Reinhart, 503-685-1462
joe_reinhart@mentor.com